EXHIBIT 99


  FOR IMMEDIATE RELEASE         FOR MORE INFORMATION CONTACT:
  07/09/97                      Investors:     Mary Healy, 630-623-6429
                                Media:         Chuck Ebeling, 630-623-6150
                                               Terri Capatosto, 630-623-6109


          McDONALD'S ANNOUNCES REORGANIZATION OF U.S. BUSINESS


       OAK BROOK, IL -- McDonald's Corporation will substantially decentralize its United States business by reorganizing into five geographic divisions, each led by a newly appointed divisional president and management team. The reorganization, designed to place management decision-making and accountability closer to the company's customers, restaurants and franchisees, was announced today by Michael
    R. Quinlan, McDonald's chairman and chief executive officer, and Jack
    M. Greenberg, vice chairman, McDonald's Corporation, and chairman of McDonald's U.S. system.

       In a meeting of company employees, Quinlan expressed a strong debt of gratitude to Edward H. Rensi, who announced he is retiring as president and chief executive officer - McDonald's U.S.A. because of personal family commitments. ``Ed Rensi has been by my side for more than 25 years, helping immeasurably to expand McDonald's into the world's largest foodservice organization and best known brand,'' Quinlan said. ``I am happy to report that he has agreed to stay on as a consultant to help us finalize the development of our new production system, which enables us to rely upon his vast operational expertise.''

       Quinlan said that, effective immediately, Greenberg will assume the title of chairman and chief executive officer of McDonald's USA.

       The five new division presidents will report directly to Greenberg. Named were:

         Alan Feldman, 45, President, Northeast Division, 2,210 restaurants.

         Debra A. Koenig, 45, President, Southeast Division, 2,820 restaurants.

         Kevin Dunn, 44, President, Great Lakes Division, 2,370 restaurants.

         John S. Charlesworth, 51, President, Midwest Division, 2,390 restaurants.

         Michael Roberts, 46, President, Western Division, 2,310 restaurants.

       Division presidents will have full responsibility and accountability for the performance of their divisions. By September 1, they will have appointed their divisional management teams -- including restaurant support operations, development, marketing, financial, human resources and franchisee relations -- and will be fully functional. Divisional presidents will decide if and when their teams will relocate to the field.

       ``We believe this change is right for our company's future,'' said
    Quinlan.

    ``If you think about the fact that each one of these five divisions, from a sales standpoint, would qualify as one of the 500 largest companies in America, you get a sense of the scope of our U.S. business as well as the management challenge it represents. When Jack Greenberg was elected chairman of McDonald's USA last October, we decided there was a clear need to bring more focused management closer to our restaurants, with the goal of serving our customers better than ever before. This new structure addresses that need, and I'm confident we will be a stronger company for it.''

       In addition to naming the division presidents, Greenberg also announced three new additions to his U.S. management team.

       Claire Babrowski, 39, was appointed senior vice president of Restaurant Systems. In that capacity, Babrowski will lead a newly created function that includes U.S. site development, purchasing, operations research and development, menu management and training. ``This is a new, cross-functional approach to organizing our restaurant operations,'' Greenberg said. ``I expect this group to become a center for innovative thinking, and I believe Claire is perfectly qualified to lead that effort.''

       Greenberg also appointed Patrick Flynn, 55, as executive vice president of Strategic Planning, and Raymond Mines, 52, as senior vice president of Franchisee Relations.

       ``Pat Flynn brings more than 35 years of McDonald's experience to this important new function, which will consolidate the efforts of business planning and research, corporate development and new technology development. In the highly competitive U.S. marketplace, gathering the right information, and using it wisely, is a critical component for success. Pat is a talented executive who will get that job done,'' Greenberg said.

       Greenberg continued, "In another critical area, franchisee relations, Raymond Mines will work with our division presidents to maintain a sharp focus on the needs and concerns of our owner/operators. When it is all said and done, McDonald's cannot succeed unless our franchisees succeed.''

        Babrowski, Flynn and Mines join several other staff support officers -- in marketing, legal, human resources, financial and communications -- who comprise Greenberg's U.S. management group. Additionally, Greenberg announced that Noel Kaplan, 58, will take on the newly created position of senior vice president for Alliance Relationships, to enhance McDonald's global strategic alliances.

       ``The statement `line led, staff supported' perfectly summarizes the overall intent of our reorganization effort,'' Greenberg said. ``We want the `line' -- which for McDonald's includes our divisional and regional staffs, owner/operators and restaurant personnel -- to make decisions on behalf of customers based on field operating needs. The line ultimately has responsibility and accountability for our business success. We want `staff' functions to support line decisions and maximize their impact. This way, everyone has a clear, singular focus -- customer satisfaction. It should be emphasized that cutting costs is not an objective of this reorganization. Improved performance is.''

       Greenberg noted that while division presidents will have the authority to innovate new approaches to meet business objectives, they must maintain a uniform commitment to the basic principles that have made McDonald's the best-known brand in the world.

       "That means a strict focus on quality, service, cleanliness and value. It also includes a desire to make decisions in the best interest of the overall brand, encouraging high levels of personal accountability, and a sharp sensitivity for local market needs," Greenberg said. ``These principles have enabled us to maintain a remarkably consistent McDonald's brand across different cultures and languages. And if we can do that in 103 countries, we should have no problem achieving that same consistency in five U.S. divisions.''

       As part of the management realignment, eight Zone Officer positions based in Oak Brook, to which the company's 40 U.S. operating regions previously reported, are being eliminated. Those regions will now report to the appropriate division presidents.

       Quinlan also expressed sincere gratitude to Thomas Glasgow, executive vice president and chief operations officer, and Thomas Dentice, executive vice president, who are changing their roles in the company and are expected to become owner/operators in the U.S. system.

       ``The entire senior management team has been extremely supportive of the need for this type of change," Quinlan said. "Tom Glasgow and Tom Dentice have made remarkable contributions to McDonald's. Their personal and professional commitment helped to pioneer this great company of ours. That same commitment now serves as a standard of excellence that others will follow going forward.''

       McDonald's is the largest and best-known global foodservice retailer, with more than 21,000 restaurants in 103 countries. On any day, even as the market leader, McDonald's serves less than one percent of the world's population. The Company plans to expand its leadership position through convenience, superior value and excellent operations.